EX-99(h)(5)

SCOUT FUNDS

CLASS Y SHARES

SHAREHOLDER SERVICING PLAN

WHEREAS, Scout Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, shares of beneficial interest of the Trust are currently divided into separate series, including those listed on the attached Appendix A (each a “Fund” and, collectively, the “Funds”), as may be amended from time to time; and

WHEREAS, the Trust, on behalf of the Funds, desires to arrange for the provision of certain shareholder services to the holders of the Class Y shares of the Funds under the terms and conditions described herein.

NOW, THEREFORE, the Trust hereby adopts this Shareholder Servicing Plan (the “Plan”) on behalf of the Class Y shares of the Funds, subject to the following terms and conditions:

1.           Each Fund shall pay a fee, as directed by Scout Investments, Inc. (“Scout”), to parties who provide shareholder services, in an amount of up to 0.15% on an annual basis of the average daily net asset value of the Class Y shares of a Fund (the “Fee”).  Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees (the “Board”) of the Trust shall determine.

2.           Scout shall use the Fee paid pursuant to Paragraph 1 hereof for support services that are not “for personal services and/or the maintenance of shareholder accounts” within the meaning of NASD Rule 2830 of the Financial Industry Regulatory Authority, Inc., which support services may include, but are not limited to: sub-transfer agent services for beneficial owners of the Fund shares; aggregating and processing purchase and redemption orders; providing beneficial owners with statements showing their positions in the Trust; processing dividend payments; providing sub-accounting services for Fund shares held beneficially; forwarding shareholder communications (such as proxies, shareholder reports, dividend and tax notices and updating prospectuses to beneficial owners); and receiving, tabulating and transmitting proxies executed by beneficial owners (collectively, “Shareholder Services”).  Scout is authorized to pay itself or its affiliates and independent third party service providers for performing service activities consistent with this Plan.

3.           The Plan shall not take effect with respect to the Class Y shares of a Fund until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust as defined in the 1940 Act (the “Independent Trustees”).

4.           The Plan shall continue in full force and effect as to the Class Y shares of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3 hereof.  The Plan may be amended from time to time with respect to the Class Y shares of a Fund upon the approval of the Board, including a majority of the Trust’s Independent Trustees.

5.           Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or a related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.  Scout shall provide to the Trust, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require, which may be specified in the related agreement.

6.           This Plan, or any agreements entered into pursuant to this Plan, may be terminated with respect to the Class Y shares of a Fund at any time, without penalty, by vote of a majority of the Trustees.

7.           The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

8.           The Trustees and the holders of the Class Y shares of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Scout or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such class of the Fund in settlement of such right or claim, and not to such Trustees or holders of Class Y shares.

Adopted April 21, 2011 for an initial term through March 31, 2012
Amended May 16, 2013

APPENDIX A

Scout Core Bond Fund
Scout Core Plus Bond Fund

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